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                                                                    Exhibit 99.1
                                 TEKNI-PLEX, INC
                      2008 SENIOR EXECUTIVE SEVERANCE PLAN

I. INTRODUCTION

     The purpose of this Tekni-Plex, Inc. 2008 Senior Executive Severance Plan (this "PLAN") is to provide certain senior executives of Tekni-Plex, Inc. and its affiliates (collectively the "COMPANY") with severance benefits in the event that they lose their employment under certain conditions during calendar year 2008. This Plan sets forth certain eligibility requirements as a condition for receipt of severance benefits hereunder.

II. ELIGIBILITY

     A. General Eligibility Requirements. An employee is eligible for benefits under this Plan only if:

o the employee's name is set forth on Confidential Schedule 1 attached to this Plan;

o the employee's employment with the Company is terminated during calendar year 2008 pursuant to a "Qualified Termination" as set forth below;

o prior to the receipt of any benefits under this Plan, the employee signs and delivers to the Company a valid and irrevocable release of claims in the form provided by the Company (the "RELEASE"); and

o prior to the receipt of any benefits under this Plan, such employee signs and delivers to the Company a valid one year post-termination of employment non-competition agreement in the form provided by the Company (the "NON-COMPETITION AGREEMENT").

     B. Qualified Termination. An employee's termination of employment will be deemed a "Qualified Termination" under this Plan if his or her employment is terminated by the Company in calendar year 2008 other than for Cause (as defined below).

"CAUSE" means the employee's:

o conviction, guilty plea or plea of nolo contendre for committing a felony or a misdemeanor involving moral turpitude, or

o willful conduct that injures (monetarily, in reputation, or otherwise) the Company (including, without limitation, misuse of the Company's or other property), or
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o    engaging in business  activities  that are in  conflict  with the  business interests of the Company, or

o    insubordination, or

o    breach of an agreement between the employee and the Company, or

o conduct that is, in any material respect, in violation of the Company's Code of Conduct, the Company's safety rules or standards (or that otherwise may reasonably be expected to cause or that does in fact cause injury to another employee or any other person), or any other policy, rule, or standard of the Company.

For the avoidance of doubt, in no event will a "Qualified Termination" under this Plan include a termination of employment as a result of the employee's voluntary resignation or his or her death or disability.

III. AMOUNT AND TIMING OF BENEFITS

     A. Amount of Severance Payment. In the event of a Qualified Termination and satisfaction of the above conditions, an employee will be eligible for severance ("SEVERANCE") in an amount equal to the lesser of 26 Weeks' of Base Pay (as defined below) and $175,000. The employee's entitlement to Severance will be subject to the satisfaction of the conditions set forth above and his or her continuing compliance with the terms of his or her Release, his or her Non-Competition Agreement, and the off-set described in Section III.C. below.

     "BASE PAY" with respect to any employee means the employee's annualized base salary rate as of the date of his or her termination of employment.

     A "WEEK OF BASE PAY" means the employee's Base Pay divided by 52.

     B. Timing. Eight (8) Weeks' of Base Pay (the "MINIMUM SEVERANCE") will be paid in a lump sum, less applicable tax and other withholding, as soon as administratively practicable after the date the employee's Release and Non-Competition Agreement become irrevocable. A signed Release and Non-Competition Agreement, will not be accepted prior to the effective date of the employee's termination of employment. The amount of Severance that exceeds the Minimum Severance (such excess amount, the "ADDITIONAL SEVERANCE"), will be paid (less applicable tax and other withholding) in ratable weekly installments commencing at the end of the ninth week (or during the ninth week at the discretion of the Company) that follows the date of the employee's Qualified Termination, provided, however, that the employee continues fully to comply with the previously executed Release and Non-Competition Agreement.

     C. Mitigation; Off-Set. The receipt of any Additional Severance to which the employee may become entitled under this Plan is also subject to the employee's affirmative duty to seek subsequent employment. Prior to the receipt

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of any weekly installment of Additional Severance under this Plan the employee must certify to the Company in a form acceptable to the Company that the employee is seeking or has attained subsequent employment and, if attained, the employee's weekly salary with respect to such employment. Weekly installments of Additional Severance shall be subject to off-set by the Company in the amount of the employee's weekly salary from a subsequent employer (but cannot be less than zero).

IV. PLAN AMENDMENT

The Company reserves the right to amend this Plan at any time; provided, however, that no such amendment may reduce the Severance benefits provided hereunder. Any oral statements or representations made by the Company or any other individual or entity that alter, modify, amend, or are inconsistent with the written terms of this Plan shall be invalid and unenforceable and may not be relied upon by any employee or other individual or entity.

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                                     CONFIDENTIAL SCHEDULE 1
                                               TO
                      TEKNI-PLEX, INC. 2008 SENIOR EXECUTIVE SEVERANCE PLAN

                                        PLAN PARTICIPANTS

     HEADCOUNT           GROUP                   NAME                           TITLE
--------------------   --------------   -------------------------   ---------------------------------
       1.              Corporate         Condon, Jim                Senior Vice President and CFO
       2.              Dolco             Goldberg, Ed               Senior Vice President

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